UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 26, 2018

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. HAMILTON AVENUE, SUITE 550

CAMPBELL, CA 95008

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2018, the Board of Directors, or the Board, of VIVUS, Inc., or the Company, appointed Karen Ferrell and Edward R. Kangas as directors of the Company. The Board has determined that Ms. Ferrell and Mr. Kangas are independent of the Company and its management under the standards set forth by the Securities and Exchange Commission and the applicable Nasdaq Listing Rules. There were not any arrangements or understandings between Ms. Ferrell or Mr. Kangas and any other persons pursuant to which they were elected as directors. There are no family relationships between Ms. Ferrell or Mr. Kangas and any director or executive officer of the Company, and they have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Ferrell and Mr. Kangas’s compensation is expected to be consistent with that provided to all of the Company’s non-employee directors, as described in the Company’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on August 1, 2018 (the share numbers in such description have not been adjusted for the 1-for-10 reverse stock split effected on September 10, 2018). Neither Ms. Ferrell nor Mr. Kangas have been appointed to any Board committee at this time.

Additional information about Ms. Ferrell and Mr. Kangas is set forth below:

Ms. Ferrell has served as the Executive Chairman and Chief Executive Officer of Glenridge HealthCare Solutions, a national tech-enabled network solutions company, since December 2015. From November 2014 to November 2015, Ms. Ferrell served as an independent healthcare consultant and advisor. She served as Chief Executive Officer of Zest Health, a digital consumer healthcare company, from September 2013 to October 2014. Ms. Ferrell served as President and Chief Executive Officer of Apollo Health Street, a healthcare solutions company, from May 2010 to March 2013. She served as Senior Vice President of Provider Contracting and Medical Management of CIGNA Healthcare, a worldwide health services organization, from November 2003 to March 2009. Ms. Ferrell served as a Senior Manager at Deloitte Consulting, a global consulting firm, from February 2000 to November 2003. Prior to this, Ms. Ferrell held leadership positions including President of Aetna Healthplans of Florida, Executive Director at Scripps Health and Vice President of Provider Contracting at Prudential HealthCare. Ms. Ferrell also serves as a director of Alacura, a medical transportation benefit management company, Advantum, a healthcare solutions company, and Glenridge HealthCare Solutions. Ms. Ferrell received an M.B.A. from Pepperdine University.

Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected Managing Partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a Partner in 1975. Since 2003, he has served as a director of Hovnanian Enterprises, Inc., a publicly traded real estate company, and Tenet Healthcare Corporation, a publicly traded healthcare services company. Since 2013, he has served as a director of Intelsat S.A., a satellite service provider and a foreign private issuer with the Securities and Exchange Commission. He has served as Chairman of the Board of Deutsche Bank USA Corp., a privately held subsidiary of Deutsche Bank AG, since 2016. He formerly served as a director of EDS (2004 to 2009), Allscripts Healthcare Solutions, Inc. (2009 to 2011), Eclipsys Corporation (2005 to 2009), Intuit Inc. (2007 to 2016) and United Technologies Corporation (2009 to 2018). In addition, he is a past Chairman of the Board of the National Multiple Sclerosis Society. He is also a member of Beta Gamma Sigma Directors’ Table and a life trustee of the board of trustees of the Kansas University Endowment Association. In 2010, Mr. Kangas was named by the National Association of Corporate Directors (NACD) to its Directors Hall of Fame. Mr. Kangas received a B.A. in business administration and an M.B.A. from the University of Kansas. Mr. Kangas is a Certified Public Accountant.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release issued by VIVUS, Inc. dated October 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel
Date: October 29, 2018